Exhibit 99.2

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204
Corrections Corporation of America Announces Tender Offer
For Any and All of Its 7 1/2% Senior Notes Due 2011
NASHVILLE, Tenn. – May 19, 2009 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), announced today the commencement of a cash tender offer for any and all of its outstanding 7 1/2% Senior Notes due 2011 (the “2011 Notes”). There is currently $450.0 million aggregate principal amount of the 2011 Notes outstanding. In conjunction with the tender offer, the Company is soliciting consents from holders of the 2011 Notes to effect certain proposed amendments to the indenture governing the 2011 Notes. The tender offer and the consent solicitation (the “Offer”) are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, each dated as of May 19, 2009. The Offer will expire at 11:59 p.m., New York City time, on June 16, 2009, unless extended or earlier terminated (the “Expiration Date”).
Holders who validly tender their 2011 Notes and provide their consents to the proposed amendments to the indenture governing the 2011 Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on June 2, 2009, unless extended (the “Consent Date”), shall receive the total consideration equal to $1,001.25 per $1,000 principal amount of the 2011 Notes, which includes a consent payment of $1.25 per $1,000 principal amount of the 2011 Notes, plus any accrued and unpaid interest on the 2011 Notes up to, but not including, the payment date.
Holders who validly tender their 2011 Notes and provide their consents to the proposed amendments to the indenture governing the 2011 Notes after the Consent Date but on or prior to the Expiration Date shall receive the tender offer consideration equal to $1,000 per $1,000 principal amount of the 2011 Notes, plus any accrued and unpaid interest on the 2011 Notes up to, but not including, the payment date for such 2011 Notes. Holders of 2011 Notes who tender after the Consent Date will not receive a consent payment.
Upon receipt of the consent of the holders of a majority in aggregate principal amount of the outstanding 2011 Notes, the Company will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, 2011 Notes tendered and consents delivered may not be withdrawn or revoked after execution of the supplemental indenture.
The Offer is subject to customary conditions, including, among other things, a requisite consent condition and a financing condition.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Offer is only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of CCA, the dealer manager, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2011 Notes in the Offer.
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Tenders for Its 7 1/2% Senior Notes Due 2011

The Company has engaged J.P. Morgan Securities Inc. to act as dealer manager for the Offer, D.F. King & Co., Inc. to act as information agent for the Offer and U.S. Bank National Association to serve as depositary for the Offer. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 549-6746 (U.S. toll free), or in writing to 48 Wall Street, New York, New York 10005. Questions regarding the offer may be directed to J.P. Morgan Securities Inc. at (212) 270-1477 (collect).
About CCA
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 64 facilities, including 44 company-owned facilities, with a total design capacity of approximately 86,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iv) changes in the privatization of the corrections and detention industry and the public acceptance of our services; (v) risks associated with judicial challenges regarding the transfer of California inmates to out of state private correctional facilities; (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs and (vii) the availability of debt and equity financing on favorable terms. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
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